Exhibit 10.30

SCIENTIFIC ADVISOR AGREEMENT

THIS SCIENTIFIC ADVISOR AGREEMENT (the “Agreement”) is made and entered into this 1st day of June 2017 (the “Effective Date”) by and between Idera Pharmaceuticals, Inc., having a place of business at 167 Sidney Street, Cambridge, Massachusetts 02139, USA (hereinafter referred to as “Idera”) and Sudhir Agrawal, of Shrewsbury, Massachusetts (hereinafter referred to as the “Advisor”).  Idera and Advisor may be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Idera wishes to engage the Advisor to provide the Services described herein and Advisor agrees to provide the Services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, Idera and the Advisor, intending to be legally bound, agree to the terms set forth below.

1.	TERM.

Commencing as of the Effective Date, and ending on the date that is six (6) calendar months thereafter  (the “Term”), Advisor agrees that he will serve as an Advisor to Idera.  This Agreement may be renewed or extended for any period as may be agreed in writing by the Parties.

2.	SERVICES.

(a)

Advisor’s duties and responsibilities shall be to provide the following services: a) serving as a member of the Joint Steering Committee for the GSK – Idera collaboration, b) serving as a member of the Joint Steering Committee for the Vivelix – Idera collaboration, c) assisting Idera in its efforts to enter into a second collaboration agreement with GSK and d) and such other consulting services as the parties may mutually agree in connection with Idera’s business requirements (the “Services”). The Services, if any, will be scheduled on an as-needed basis.

(b)

Advisor represents and warrants to Idera that Advisor is under no contractual or other restrictions or obligations that are inconsistent with the execution of this Agreement, or that will interfere with the performance of the Services.  Advisor represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs Services concurrently with those performed herein.

(c)	In performing the Services, Advisor shall comply, to the best of his knowledge, with all business conduct, regulatory, ethical, and health and safety guidelines established by any governmental authority with respect to Idera’s business.

3.	CONSULTING FEE.

Subject to the provisions hereof, Idera shall pay Advisor the following:

(a)	A monthly retainer fee of ten thousand dollars ($10,000) for professional services.

(b)	The aggregate amount of all invoices hereunder shall not exceed $60,000 (sixty thousand United States dollars) without Idera’s written approval.

(c)

Advisor shall submit monthly invoices indicating the services provided during the previous month. Such invoices shall be substantially the same as the Invoice/Report provided in Exhibit A, and Advisor shall submit all invoices to:

Idera Pharmaceuticals, Inc.

Attn: Accounts Payable

167 Sidney Street

Cambridge, MA  02139

Fax: 617-679-5560

e-mail: accountspayable@iderapharma.com

The Consulting Fee shall be paid within thirty (30) days after Idera’s receipt of the invoice/report.

(d)

Advisor shall be entitled to prompt reimbursement for all pre-approved reasonable expenses incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of Idera, which are attached hereto as Exhibit B.

4.	INDEPENDENT CONTRACTOR.

Advisor agrees that all Services will be rendered by Advisor as independent contractor and that this Agreement does not create an employer-employee relationship between Advisor and Idera. Unless otherwise provided for in a separate agreement, Advisor shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave, and/or vacation time. Advisor agrees to pay all taxes including, self-employment taxes due in respect of the Consulting Fee and to indemnify Idera in the event Idera is required to pay any such taxes on behalf of Advisor.

5.	EARLY TERMINATION.

(a)

If Advisor: (i) voluntarily ceases performing the Services; (ii) becomes physically or mentally unable to perform the Services; or (iii) is terminated for cause, then, in each instance, the Consulting Fee shall cease and terminate as of such date.  Any termination “For Cause” shall be made in good faith by Idera. Upon termination under Section 5(a)(ii) and (iii), Idera will pay advisor the full monthly retainer fee for the month in which the Agreement is terminated.

(b)

This Agreement may be terminated without cause by Idera upon not less than thirty (30) days prior written notice by either Party to the other. Upon termination under Section 5(b), Idera will pay advisor on a pro rata basis for any work performed in the month following the date on which Idera provided the notice of termination. By way of  example only, if Idera were to provide notice of termination on July 20, 2017 and Advisor were to provide consulting services through August 19, 2017, Idera would pay Advisor $6,129 for work performed in August (calculated as $10,000/31 * 19).

(c)

Except as provided above, upon termination under Sections 5(a) or 5(b), neither Party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 18 hereof.  Upon termination and, in any case, upon Idera’s request, Advisor shall immediately return to Idera all Confidential Information, as hereinafter defined, and all copies thereof.

6.	RESTRICTED ACTIVITIES.

In addition to any similar obligations Advisor may have under a separate agreement, during the Term and for a period of one (1) year thereafter, Advisor will not, directly or indirectly:

(a)	solicit or request any employee of or Advisor to Idera to leave the employ of or cease consulting for Idera;

(b)

solicit or request any employee of or Advisor to Idera to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of Idera;

(c)

solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of Idera, to employ or retain as an Advisor any employee or Advisor of Idera; or

(d)	induce or attempt to induce any supplier or vendor of Idera to terminate or breach any written or oral agreement or understanding with Idera.

7.	PROPRIETARY RIGHTS.

(a)	Definitions. For the purposes of this Section 7, the terms set forth below shall have the following meanings:

(i)	Discoveries. If Advisor makes or assists in making any invention, discovery, innovation, improvements or ideas conceived in connection with the Services hereunder, whether patentable or not (collectively, “Discovery”), Advisor will immediately inform Idera in writing. Advisor agrees to not reduce such Discovery to practice, either actually or constructively, during the term of the Services, except as directed by Idera. In the event that such Discovery is constructively or actively reduced to practice either by Advisor or Idera during the Term of this Agreement, the Discovery will be Idera’s property, and title to the Discovery will vest in Idera or in Idera’s nominees, successors or assigns.  Advisor will assign, and hereby assigns, to Idera all its rights, title and interest in and to any Discovery without any consideration beyond what is provided for by this Agreement. Advisor will execute all documents necessary to protect the interest of Idera in each such Discovery. Advisor will provide assistance as needed in publishing or protecting such Discovery by patent or otherwise in any and all countries, including in any patent office proceeding or litigation involving such Discovery. To the extent any such assistance is required after the termination of this Agreement, the Company agrees to an hourly rate for Advisor’s time of $500.

(ii)

Copyrights.  Any copyrightable work Advisor creates in the performance of the Services hereunder is a “work made for hire”, whether published or not (hereinafter “Work Product”). Idera will have all rights to and in such work, and it shall be Idera’s property. Advisor will assign, and hereby assigns, to Idera, without further compensation, all of his rights, title and interest in and to any copyrightable Work Product. Advisor agrees to execute any documents of assignment that may be required to vest ownership of the copyright in Idera. Advisor may not publish on any matter arising from the Services without first obtaining written permission from Idera.

(iii)

Restrictions on use of Advisor’s Name on Publications. Subject to Advisor’s obligations to provide assistance as set forth above in Sections 7(a)(i) and (ii), Idera may not use Advisor’s name in any publications relating to any matter arising from the Services without first obtaining written permission from Advisor.

(iv)

Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans, and/or technology of Idera including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Advisor; (b) can be demonstrated in writing to have been rightfully in the possession of Advisor prior to the disclosure of such information to Advisor by Idera; (c) lawfully becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Advisor; or (d) is supplied to Advisor by a third party without binder of secrecy, so long as that such third party has no obligation to Idera or any of its affiliated companies to maintain such information in confidence.

Confidential Information may be disclosed to the extent that it is required by any law, regulation, or order of court to be disclosed, and to the extent otherwise provided by Section 7(d) below. Except as otherwise provided by Section 7(d) below, prior to disclosing proprietary or Confidential Information of Idera, Advisor agrees that he will provide Idera with prompt written notice of such request or requirement prior to such disclosure so that Idera may seek a protective order or other appropriate remedy.  If such protective order or other remedy is not obtained or Idera grants a written waiver hereunder, the Advisor may furnish only that limited portion of the Confidential Information which the Advisor is legally compelled to disclose or else stand liable for contempt or suffer other material censure or penalty; provided, however, that the Advisor shall use his best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(b)

Non‑Disclosure to Third Parties.  Except as may be required by Advisor for the sole purpose of performing the Services, Advisor shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Concepts and Ideas to any third party without the prior written consent of Idera, which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to Idera, subject to the restrictions on the use of Advisor’s name as set forth in Section 7(a)(iii) of this Agreement.

(c)

Idera Property.  All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of Idera' products and services, records, notebooks, and all other materials containing Confidential Information or information about Discoveries or Work Product (including all copies and reproductions thereof), that come into Advisor’s possession or control by reason of Advisor’s performance of the relationship, whether prepared by Advisor or others: (a) are the property of Idera, (b) will not be used by Advisor in any way other than in connection with the performance of the Services, (c) will not be provided or shown to any third party by Advisor, (d) will not be removed from Idera's or Advisor’s premises (except as Advisor's Services require), and (e) at the termination (for whatever reason), of Advisor's relationship with Idera, will be left with, or forthwith returned by Advisor to Idera. No license or conveyance of any ownership rights to the Advisor is granted or implied under this Agreement.

(d)

Scope of Disclosure Restrictions.  Nothing in this Agreement prohibits Advisor from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings.  Advisor is not required to notify Idera of any such communications; provided, however, that nothing herein authorizes the disclosure of information Advisor obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Advisor’s confidentiality and nondisclosure obligations, Advisor is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.	EQUITABLE RELIEF.

Advisor agrees that any breach of Sections 6 and 7 above by it would cause irreparable damage to Idera and that, in the event of such breach, Idera shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Advisor’s obligations hereunder.

9.	WAIVER.

Any waiver by Idera of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.  All waivers by Idera shall be in writing.

10.	SEVERABILITY; REFORMATION.

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal, and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

11.	ASSIGNMENT.

Idera shall have the right to assign its rights and obligations under this Agreement to a party which assumes Idera' obligations hereunder.  Advisor shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of Idera, which consent may be withheld.  This Agreement shall be binding upon and inure to the benefit of Advisor’s successors, permitted assigns and, in the case where Advisor is an individual, heirs and legal representatives in the event of his/her death or disability.

12.	USE OF NAMES.

Advisor shall not use the name of Idera for any purpose without obtaining Idera’s prior written approval thereof; provided, however, that nothing herein shall preclude Advisor from identifying on his curricula vitae and to any third parties, including on social media and to the press, that he was a founder of Idera and that he served Idera in various leadership roles since 1990.  Subject to the restrictions on the use of Advisor’s name as set forth in Section 7(a)(iii) of this Agreement, Idera may use the name of Advisor for activities related to its standard business operations, which may include press releases and other public announcements.

13.	HEADINGS.

Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

14.	AMENDMENTS.

This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by the Parties.

15.	NOTICES.

Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the Parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a Party shall have notified the others in accordance with the provisions of this Section 14.

16.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

17.	GOVERNING LAW.

This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions.

18.	SURVIVAL.

The provisions of Sections 6, 7, 8, 9, 10, 15, 17 and 18 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between Idera and Advisor relating to the subject matter of this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Idera Pharmaceuticals, inc.		Sudhir Agrawal

By:	/s/ Vincent J. Milano	By:	/s/ Sudhir Agrawal

Date:	April 18, 2017	Date:	April 18, 2017

Exhibit A

Sample Invoice/Report

ADVISOR NAME

123 Street Name

Town name, STATE ZIP

Date: ______________

Attn: Accounts Payable

Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, MA 02139

Fax: 617-679-5560

Dear Accounts Payable Representative,

In accordance with our Consulting Services Agreement with Idera, dated 24 June 2014, the following summarizes services performed for the monthly invoice period of ______________ to ________________:

Date(s):	Description of Activity:

In accordance with the Consulting Services Agreement, please remit the monthly payment of $____________ within thirty (30) days.

Regards,

Exhibit B

Idera Pharmaceuticals, Inc. Travel Policy (POLICY NO. 217)

1. TRAVEL & ENTERTAINMENT

PURPOSE: To establish guidelines for Company travel and entertainment and to ensure travel is consistent with Idera’s business objectives.

SCOPE:All Idera employees, directors and Advisors (“Employees”).

POLICY:Idera will reimburse Employees who travel on approved Company business for all necessary reasonable business expenses. However, in no event will reimbursement exceed actual expenses.  Neither luxury, nor sub-standard modes of transportation and accommodations should be used.

PROCEDURE FOR TRAVEL:

Employees are expected to pay for their travel with personal credit cards or cash.  Employees are expected to pay their own credit card bill and any late fees or finance charges are the responsibility of the Employee. Any credit card rewards from use of the card belong to the Employee.

PROCEDURE FOR REIMBURSEMENT:

1.

Upon return from your pre-approved business related travel, Idera requires the Employee to submit an original travel and expense report with the business purpose identified.  Travel should be via the lowest cost alternative within reason. All original receipts are requested but receipts for expenses greater than $20 USD are required.  Expense reports must be submitted in a timely fashion.  Please attach original receipts to your travel and expense report and complete within five (5) business days from your return.  Deduct any personal expenses. Any receipts not provided must be noted on the travel and expense report.  If business travel was overseas, convert to U.S. dollars and list the exchange rate used.

2.

Travel and expense reports must be signed by the Employee and approved by the Employee’s manager before forwarding to accounting.  Reimbursement will be made via the next scheduled check run, which should be within fifteen (15) days after the accounting department receives an approved travel and expense report.

3.

In the event that the Employee owes the Company funds, the funds should accompany the completed travel and expense report.  Any amounts due the Company and not paid will be deducted from any future payment requests.

4.	Any expense submitted that does not comply with the guidelines of this policy will not be reimbursed, unless accompanied by a valid exception approved by the CFO, President or CEO.

LODGING:

Employees are permitted to reserve hotel rooms for out of town travel.  Neither luxury, nor sub-standard accommodations should be used.  Employees will only be reimbursed for standard hotel rooms.  No upgrades to suites are permitted. Saturday night stays are permitted, but not required, if the stay results in airfare savings in excess of the extra night(s) stay and meals. Where appropriate, Employees are expected to book their accommodations using conference hotels and discounts.  It is the Employee’s responsibility to cancel reservations not expected to be utilized. The Company will not reimburse no-show fees.

AIRFARE:

Air travel will be via the most direct and economical means.  Employees are expected to book their airfare as far in advance as possible – at least seven (7) days in most instances. Use of "Non-Refundable" airfare is recommended. (In most cases, if the travel must change or the trip is canceled all together, the funds can be used as a credit toward future travel, less a service charge imposed by the airline. Employees must include this credit on their next travel and expense report that includes air travel.)  Employees may fly business class on international flights where in-flight time exceeds six hours in duration.  Benefits from frequent flier memberships are considered to belong to the Employee. The Company does not reimburse any fees or dues associated with such memberships.

PERSONAL TRANSPORTATION/MILEAGE:

Employees with a valid driver’s license may submit expenses for the use of their personal car while on business.  Employees will be reimbursed the standard IRS rate for every mile driven on behalf of the Company that exceeds their normal commuting mileage, defined as from the Employee home to the Company’s facility.  Receipts should be submitted for any parking expenses or tolls.

RENTAL CARS:

Compact or midsize cars can be rented when having a car is deemed necessary (i.e., taxi cabs are not prevalent or the distance from the airport or hotel to the destination is excessive).  When possible, every effort should be made to return rental cars with the proper fuel level. Receipts should be submitted for gas with the T&E report. Additional liability and physical damage insurance should be waived for cars rented in the United States as the Company’s travel insurance policy covers Company travel via rental cars. Employees renting cars should include the Company’s name somewhere on the rental agreement. Additional liability and physical damage insurance should be purchased from the rental agency for cars rented outside the United States.

TRAIN FARE:

Train travel will be via the most direct and economical means.  Employees are expected to book their train fare as far in advance as possible. Use of "Non-Refundable" train fare is recommended. The Acela express service, where all seats are business class, is permitted for travel between Boston and New York and DC. Employees may use first class train accommodations where on-train time exceeds seven hours in duration.  Benefits from frequent traveler memberships are considered to belong to the Employee. The Company does not reimburse any fees or dues associated with such memberships.

TELEPHONE/FACSIMILES/INTERNET SERVICES:

Reasonable expenses incurred while traveling for telephone, fax, internet, and telegraph for Company business communications are reimbursable.  Where applicable, Employees should use their Company issued cell phones when traveling and not incur extensive calls through their hotel rooms. Necessary business calls made from the Employee’s residence are reimbursable.  A copy of the telephone bill and an explanation of the business purpose should be submitted with your travel and expense report.

BUSINESS MEALS AND ENTERTAINMENT:

Meals. Individual meals can be purchased while an Employee is traveling for approved business purposes. Individual meals will be reimbursed at the lower of $30 USD per meal or $50 USD per day.

When in the best interest of the Company, meals may be purchased for clients, affiliates, and others with whom the Company has business dealings.  In addition, the government requires detailed record keeping legitimizing the expense.  The items to be documented are:

▪	Individuals present
▪	Business affiliations
▪	Location
▪	Date
▪	BUSINESS PURPOSE OF MEETING. This can be a short phrase such as “discuss new business”, “conduct employee review”, or “scientific discussions”

Reimbursements may include gratuities up to a maximum of 20%.

Entertainment. Entertainment expenses are generally not reimbursed by the Company.  Entertainment expenses are only reimbursable with management prior approval.  Pre-approved entertainment will only be reimbursed where an original receipt is submitted with the T & E report.

NON-REIMBURSABLE EXPENSES, include but are not limited to the following:

▪	Airline club or other travel memberships
▪	Airline upgrade coupon booklets
▪	Airline headsets
▪	Sundries
▪	Laundry services (unless a trip is unexpectedly extended)
▪	Lost airline tickets applications
▪	Mini-bar services
▪	In room movies
▪	Barber/Hair Stylist
▪	Manicurist
▪	Masseur/Spa services
▪	Birthday or other celebration gifts
▪	Unauthorized donations, contributions
▪	Car insurance
▪	Personal items other than emergency services items purchased while traveling because of lost or damaged baggage
▪	Clothing purchases
▪	Personal liquor or entertainment when not included in business dinner
▪	Traffic violations and citations
▪	Pet care, lawn care and snow removal while traveling
▪	Theft, loss or damage to personal property
▪	Cash advances and ATM fees
▪	Daily newspapers while traveling